SENTRY PETROLEUM LTD
And
Medina Group Limited

The purpose of this letter is to serve as a Memorandum of Understanding (the "MOU"), by and between Medina Group Limited ("Assignor") and Sentry Petroleum Ltd. (the "Assignee") in connection with the assignment of title and all obligations associated with Authority to Prospect (ATP) 864 owned or under the control of the Assignor to the Assignee pursuant to the terms and conditions set forth herein (the "Transaction").

It is understood that this MOU is preliminary in nature and shall operate solely as an agreement to exercise good faith on the part of the parties to cause the execution of the Transaction, provided, however, that this MOU shall not be binding nor be construed as enforceable by the parties unless and until a definitive agreement is negotiated and executed between the parties in accordance with the following terms and conditions.

At Closing of the Transaction to which this MOU relates, the parties shall execute the necessary documents to give effect to the following:

1. As the Assignor hereby assigns to the Assignee, and the Assignee hereby acquires from the Assignor, for the Consideration set forth herein below, effective as of the Effective Date of the Assignment Agreement, all of the Assignor's respective rights and obligations under the Agreement (the "Assigned Interest").

For purposes of complying with Australian legislation, the Assignor will nominate an Australian corporation, such corporation intended to become a subsidiary of the Assignee, for purposes of being formally invested with the Assigned Interest (the "Australian Subsidiary").

Notwithstanding the paragraph before, from and after the Effective Date of the Assignment Agreement and for purposes hereof, the Assignee shall be considered the owner of all rights and obligations arising from the Agreement, having full and exclusive right to explore in accordance to the terms and conditions under the Agreement an those specified under ATP 864.

2. In consideration for the assignment described herein, Assignee shall pay the Assignor a 0.5% gross over riding royalty.

3. Prior to the Closing, Assignor will deliver to Assignee a disclosure schedule setting forth a list of all of the respective transferable assets (the "Asset Schedule") and a list of all of the respective liabilities (the "Obligations Schedule") which in each case shall be set forth in sufficient detail to permit satisfactory audit by Assignee's auditors. The Asset Schedule shall include ATP 864 and all associated documentation. The Obligations Schedule shall set out liabilities of approximately Australian $5.8 million, the sum total work commitment as set out under ATP 864.

4. The Assignor represents, acknowledges and agrees to the following provisions with respect to federal and state Securities law and regulatory authority compliance:

- The Assignor understands and acknowledges that this MOU and the Transaction are private and that the Gross Over riding royalty to be issued have not been approved or disapproved by the United States Securities and Exchange Commission or any state or foreign securities agencies or regulatory bodies. The assignor, at its own expense will record the entitlement to the royalty in the appropriate government registry.

5. As soon as practical after acceptance hereof, Assignee's attorneys will deliver a Definitive Agreement to Assignee. The Definitive Agreement will set forth the terms described herein, and also will contain the representations, warranties, indemnities, assurances, conditions and covenants customary for a transaction of this type.

6. During a period of three weeks from the date hereof (the "Exclusive Period"), the Assignor shall provide to Assignee, its accountants, attorneys and other agents and representatives (collectively, "Representatives"), reasonable access at reasonable times to all facilities, books and records relating to the Business and its Assets and shall cause the Representatives of the Business to reasonably cooperate with Assignee and its Representatives in connection with Assignee's due diligence investigation of Assignor and its subsidiaries. Assignee will not have any obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement if, at any time, the results of its due diligence investigation are not satisfactory for any reason in its sole discretion (any notice in writing by Assignee to such effect, a "Diligence Termination"); provided, however, if Assignee exercises a Diligence Termination, then the Exclusive Period shall immediately expire. Assignee acknowledges that all such data supplied will be covered by a Confidentiality Agreement entered into by the parties under separate cover.

Assignee shall provide to the Assignor, its accountants, attorneys and other agents and representatives (collectively, "Representatives"), reasonable access at reasonable times to all facilities, books and records relating to the Business and its Assets and shall cause the Representatives of the Business to reasonably cooperate with the Assignor and its Representatives in connection with the Assignor's due diligence investigation of Assignee and its subsidiaries. The Assignor will not have any obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement if, at any time, the results of its due diligence investigation are not satisfactory for any reason in its sole discretion (any notice in writing by Assignee to such effect, a "Diligence Termination"); provided, however, if the Assignor exercises a Diligence Termination, then the Exclusive Period shall immediately expire. Assignor acknowledges that all such data supplied will be covered by a Confidentiality Agreement entered into by the parties under separate cover.

7. Consummation of the Acquisition would be subject to customary conditions, including, among others, the following:

(a) Approval of the Assignor to the acquisition of the Assets by Assignee;

(b) Receipt of all necessary material consents and approvals of governmental bodies, and other third parties;

(c) Absence of any material adverse change in the Business, financial condition, Assets or operations;

(d) Completion by Assignee of a due diligence investigation satisfactory to it, of the Assets, liabilities, contracts and business;

(e) Completion by the Assignor of a due diligence investigation satisfactory to it regarding Assignee;

(f) Approval by Assignee's board of directors.

8. The parties agree that time is of the essence. The Assignor and Assignee agree to use their best efforts to cause the Transaction to close.

Neither this letter nor any of the rights, interests or obligations hereunder may be assigned by either party hereto, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other.

9. The Escrow Agent for the Transaction shall be:

Attorney at Law - Andrew Chamberlain

10. This letter of intent has been executed in and will be governed by the substantive laws of the State of Nevada without regard to conflict of law provisions of the State of Nevada. Each party irrevocably submits to the jurisdiction of the courts of the State of Nevada.

If this MOU accurately reflects our understanding, please sign below where indicated and return one executed copy of this MOU to the undersigned. This MOU may be executed in one or more counterparts, each of which will be deemed an original and taken together shall constitute one and the same agreement.

Agreed and Accepted March 10, 2008:

On behalf of
Sentry Petroleum Ltd.

Agreed and accepted March 10, 2008:

On behalf of
Medina Group Limited